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                                  [LETTERHEAD]


FOR IMMEDIATE RELEASE         CONTACT:
                              John A. Witham, Chief Financial Officer
                              (612) 942-9880


                 OLYMPIC FINANCIAL LTD. TO REDEEM 8% CUMULATIVE
                    CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

MINNEAPOLIS, MINNESOTA, OCTOBER 31, 1996....Olympic Financial Ltd. (NYSE: OLM)
announced today that it has called for redemption on December 2, 1996, all of its outstanding 8% Cumulative Convertible Exchangeable Preferred Stock (NASDAQ:
OLYMP).

The redemption price for the preferred stock is $26.78 per share plus accrued and unpaid dividends thereon from October 1, 1996, to December 2, 1996. The total redemption price is $27.12 per share.

As an alternative to having their preferred stock redeemed for cash, holders have the option of converting their preferred stock into common stock of Olympic at a rate of 4.662 shares of common stock for each share of preferred stock
(equivalent to a price of $5.3625 per share of common stock).   On October 30,
1996, the last reported sale price of the common stock on the New York Stock Exchange was $15.375. The conversion right expires at the close of business on December 2, 1996.

The number of shares of the preferred stock outstanding at the close of business on October 30, 1996 was 312,822.

Details regarding the terms and conditions of redemption or conversion of the preferred stock are fully described in a notice mailed today to holders of the preferred stock at the close of business on October 30, 1996. Redemption and conversion transactions will be handled by Norwest Bank Minnesota, N.A.

Olympic Financial Ltd. is a Minneapolis-based consumer finance company which purchases, sells and services prime retail installment contracts for new and used automobiles originated by more than 7,000 dealers nationwide. Olympic is the largest independent provider of automobile financing. The Company, which was founded in 1990, has Regional Buying Centers in Arizona, Northern and Southern California, Colorado, Florida, Georgia, Massachusetts, Minnesota, Missouri, New York, North Carolina, Ohio, Tennessee, North, South and West Texas and Washington. The Company acquires loans through 17 Regional Buying Centers and has expanded its dealer network to include dealers in 38 states.


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